EXHIBIT 21.0

SUBSIDIARIES

	Percentage	Jurisdiction or
	Ownership	State of Incorporation
Registrant

First Savings Financial Group, Inc.		Indiana

Subsidiaries

First Savings Insurance Risk Management, Inc. (1)	100%	Nevada

First Savings Bank (1)	100%	Indiana

Southern Indiana Financial Corporation (2)	100%	Indiana

FFCC, Inc. (2)	100%	Indiana

First Savings Investments, Inc. (2)	100%	Nevada

(1)       Wholly owned subsidiary of First Savings Financial Group, Inc.

(2)       Wholly owned subsidiary of First Savings Bank